UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2009

GYRODYNE COMPANY OF AMERICA, INC.

 (Exact name of Registrant as Specified in its Charter)

New York (State or other jurisdiction of incorporation)	000-01684 (Commission File Number)	11-1688021 (I.R.S. Employer Identification No.)

1 FLOWERFIELD, SUITE 24
ST. JAMES, NEW YORK 11780

(Address of principal executive
offices) (Zip Code)

(631) 584-5400

Registrant's telephone number,
including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Director or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Board of Directors of Gyrodyne Company of America, Inc. (the “Company”) announced today that it has appointed Gary J. Fitlin the Chief Financial Officer of the Company.  The appointment was made pursuant to an Offer Letter and a Deferred Bonus Agreement, each executed on October 22, 2009 between the Company and Mr. Fitlin (collectively, the “Agreements”).

Pursuant to the Agreements, Mr. Fitlin will earn base salary of $158,000 per year plus deferred bonus equal to $75,000 for each full year (or portion thereof) of service during the three-year period ending October 21, 2012.  The deferred bonus payments will vest on October 21 of each of 2010, 2011 and 2012, respectively.  If a change-in-control of Gyrodyne occurs prior to any vesting dates, Mr. Fitlin will receive the amount of any vested deferred bonuses, plus a “pro rata” portion of the bonus for the current period for each month of services rendered.  The deferred bonus will only be paid upon the earlier of a change-in-control of Gyrodyne or October 21, 2012, regardless of when vesting occurs.  Under the Agreements, a change-in-control is deemed to occur upon the first to occur of any event described as either a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined under Section 409A of the Internal Revenue Code.

Prior to joining the Company, Mr. Fitlin served as Director of Accounting Implementation for Lexington Realty Trust, a real estate investment trust, from July 2006 to March 2008, where he was responsible for mergers and acquisitions.  Prior to that, Mr. Fitlin served as Vice President and Corporate Controller for SourceMedia, a publisher and software solution provider, from June 2005 to July 2006, where he was responsible for global accounting, management reporting, tax compliance and planning, financial systems, risk management and contract administration.  Prior to that, Mr. Fitlin served as Vice President and Corporate Controller for Edison School, Inc., a global educational consulting company, from November 2002 to June 2005, responsible for global finance.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Gyrodyne Company of America, Inc. dated October 26, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GYRODYNE COMPANY OF AMERICA, INC.

By:	/s/ Stephen V. Maroney
Stephen V. Maroney President, Chief Executive Officer and Treasurer

Date: October 26, 2009